UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 29, 2015
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NOVATEL WIRELESS, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	000-31659	86-0824673
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer identification number)
9645 Scranton Road, San Diego, California 92121
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (858) 812-3400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.
On October 5, 2015, Novatel Wireless, Inc., a Delaware corporation (the “Company”), completed the previously announced acquisition (the “Acquisition”) of DigiCore Holdings Limited, a company incorporated under the company laws of the Republic of South Africa (“DigiCore”), pursuant to that certain Transaction Implementation Agreement, dated June 18, 2015, by and between the Company and DigiCore (the “TIA”). Upon completion of the Acquisition, DigiCore became an indirect wholly-owned subsidiary of the Company.
Pursuant to the terms of the TIA, the Company acquired 100% of the issued and outstanding ordinary shares of DigiCore (with the exception of certain excluded shares, including treasury shares) for 4.40 South African Rand per ordinary share, for a total cash purchase price which was estimated to be approximately $87 million, based on currency exchange rates in effect at the time that the TIA was executed. The estimated cash purchase price was placed into escrow with a South African bank upon execution of the TIA.
The foregoing descriptions of the TIA and the Acquisition are not complete and are subject to, and qualified in their entirety by, the full text of the TIA, a copy of which is incorporated by reference herein from Exhibit 2.1 to the Current Report on Form 8‑ K, filed by the Company on June 24, 2015.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On October 5, 2015, Russell Gerns announced that he will be retiring from his position as a member of the Board of Directors (the “Board”) of the Company effective immediately. Mr. Gerns has served on the Board since September 2009, and is the Chair of the Nominating and Corporate Governance Committee.
Mr. Gerns’ retirement is not the result of any disagreement with the Company or any matter relating to the Company’s operations, policies or practices. Mr. Gerns has indicated that he does not have present plans to join another company and will continue to advise the Board and the Company as his schedule permits.
Throughout his tenure as a director Mr. Gerns has been granted restricted stock units with varying vesting schedules. Concurrent with Mr. Gerns’ retirement, these restricted stock units will fully vest.
(e) On September 29, 2015, the Board approved the Novatel Wireless, Inc. 2015 Incentive Compensation Plan (the “2015 Plan”). The terms of the 2015 Plan are substantially similar to the terms of the Novatel Wireless, Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan except that (i) the 2015 Plan may only be used for inducement grants to individuals to induce them to become employees of the Company or any of its subsidiaries, or, in conjunction with a merger or acquisition, to convert, replace or adjust outstanding options or other equity compensation awards to reflect the merger or acquisition, or for any other reason for which there is an applicable exception from the shareholder approval requirements of Nasdaq Listing Rule 5635, in each such case, subject to the applicable requirements of the Nasdaq Listing Rules and (ii) the exercise price of options granted under the 2015 Plan may be less than the market value per share on the date of grant.
The 2015 Plan was adopted by the Board without stockholder approval pursuant to Nasdaq Listing Rule 5635. The Board has initially reserved 4,000,000 shares of the Company's common stock for issuance pursuant to awards granted under the 2015 Plan.
Complete copies of the 2015 Plan and the form of stock option agreement to be used thereunder are incorporated by reference herein from Exhibit 4.3 and Exhibit 4.4, respectively, to the Registration Statement on Form S-8, filed by the Company on October 1, 2015. The above summary of the 2015 Plan does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 8.01     Other Events.
On October 5, 2015, the Company issued a press release announcing the completion of the Acquisition and the grant of inducement stock options to certain employees of DigiCore. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
The financial statements required by this Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.
(b) Pro Forma Financial Information.
The pro forma financial information required by this Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.
(d) Exhibits.

2.1*
Transaction Implementation Agreement, by and between Novatel Wireless, Inc. and DigiCore Holdings     Limited, dated June 18, 2015 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on June 24, 2015).

10.1	Novatel Wireless, Inc. 2015 Incentive Compensation Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8, filed on October 1, 2015).
10.2
Form of Nonstatutory Stock Option Agreement under the Novatel Wireless, Inc. 2015 Incentive Compensation Plan (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8, filed on October 1, 2015).

99.1	Press Release, dated October 5, 2015.

* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novatel Wireless, Inc.

By:	/s/ Lance Bridges
Lance Bridges
Senior Vice President, General Counsel and Secretary

Date: October 5, 2015